Exhibit 20.1

                         SELECTED OPERATING STATISTICS
                                  (Unaudited)

   Set forth below are selected operating statistics of the express package and airfreight services of the Company for the periods indicated. Beginning in fiscal 1995, Average Revenue Per Pound and Average Revenue Per Package include certain service fee revenues previously classified as other revenues. Data for 1994 has been restated to conform to this presentation.

                                        Year Ended May 31,
                     ---------------------------------------------------------
                        1994        1995        1996        1997        1998
                     ---------   ---------   ---------   ---------   ---------
Express package:

Average daily
package volume       1,925,105   2,247,594   2,437,662   2,715,894   3,025,999

Average pounds per
package                    6.0         6.3         6.4         7.2         8.5

Average revenue
per pound                $2.51       $2.31       $2.31       $2.11       $1.84

Average revenue
per package             $15.12      $14.62      $14.87      $15.11      $15.69

Airfreight:

Average daily
pounds               1,844,270   2,153,041   2,144,225   2,542,226   2,769,922

Average revenue
per pound                $1.06       $1.06       $1.01       $0.94       $0.85


                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                          Year Ended May 31,
                         ------------------------------------------------
                           1994       1995      1996      1997      1998
                         --------    ------    ------    ------    ------
Ratio of Earnings to
Fixed Charges (a)        1.7x        2.0x      1.9x      2.0x      2.1x

________
(a) Earnings included in the calculation of the ratio of earnings to fixed charges represents income before income taxes plus fixed charges (other than capitalized interest). Fixed charges include interest expense, capitalized interest, amortization of debt issuance costs and a portion of rent expense representative of interest.

                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

   The following is a summary of the Company's operating results and financial position for the periods indicated (in thousands):

OPERATING RESULTS
-----------------

                                                  Year Ended May 31,
                    -------------------------------------------------------------------------------
                       1994(1)         1995(1)          1996(1)          1997(1)          1998(2)
                    ------------    ------------    -------------    -------------    -------------
Revenues            $8,479,456      $9,392,073      $10,273,619      $11,519,750      $13,254,841
Operating
Income                 530,632         591,144          623,824          699,042          836,733
Income (Loss)
Before Income
Taxes                  378,462         522,084          539,959          628,221          735,213
Income (Loss)
Before
Cumulative
Effect of Change
in Accounting
Principle              204,370         297,588          307,777          361,227          420,543
Net Income
(Loss)              $  204,370       $ 297,588        $ 307,777        $ 361,227        $ 420,543


FINANCIAL POSITION
------------------

                                                         May 31,
                       ----------------------------------------------------------------------------
                         1994 (1)         1995(1)         1996(1)         1997(1)         1998(2)
                       ------------    ------------    ------------    ------------    ------------
Current Assets         $1,761,696      $1,869,082      $1,728,261      $2,132,589      $2,376,678
Property and
Equipment, Net          3,449,093       3,715,244       4,116,601       4,622,080       5,200,568
Total Assets            5,992,498       6,433,372       6,698,971       7,625,486       8,432,106
Current Liabilities     1,536,428       1,778,535       1,618,397       1,962,783       2,401,299
Long-Term Debt          1,632,202       1,324,711       1,325,277       1,397,954       1,185,180
Common
Stockholders'
Investment             $1,924,705      $2,245,569      $2,576,139      $2,962,514      $3,401,729

_______
(1) Audited
(2) Preliminary, unaudited